CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	16,831,794	$16.39	$275,873,103.66	$32,028.87

(1)	Represents the maximum number of shares of common stock that we expect could be issuable upon exchange of the 2.625% Exchangeable Senior Debentures due 2027 of Host Hotels & Resorts, L.P. (the “2007 debentures”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exchange of the 2007 debentures as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act on the basis of the average of the high and low price paid per share of common stock, as reported on the New York Stock Exchange on June 9, 2011, in accordance with Rule 457(c).
(3)	Calculated in accordance with Rules 457(c) and 457(r) under the Securities Act.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166380

Prospectus Supplement

(To Prospectus dated April 29, 2010)

Host Hotels & Resorts, Inc.

16,831,794 Shares of Common Stock

Our operating partnership, Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own approximately 98% of the partnership interests), issued and sold $600,000,000 aggregate principal amount of its 2.625% Exchangeable Senior Debentures due 2027 (which we refer to as the 2007 debentures) in a private transaction on March 23, 2007. As of the date of this prospectus supplement, $525,601,000 aggregate principal amount of the 2007 debentures remains outstanding. Under certain circumstances, we may issue shares of our common stock upon the exchange of the 2007 debentures. In such circumstances, the recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus supplement and the accompanying prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the 2007 debentures. Additional selling stockholders may be named by future prospectus supplements.

The registration of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus does not necessarily mean that any of the selling stockholders will exchange their 2007 debentures, that upon any exchange of the 2007 debentures we will elect, in our sole and absolute discretion, to exchange some or all of the net amount (as defined in the 2007 debentures) in excess of the principal return of the 2007 debentures for shares of our common stock rather than cash, or that any shares of our common stock received upon exchange of the 2007 debentures will be sold by the selling stockholders.

We will receive no proceeds from any issuance of shares of our common stock to the selling stockholders upon exchange of 2007 debentures or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement.

To assist us in complying with federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions on the transfer and ownership of our common stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership” in the accompanying prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On June 9, 2011, the last reported sale price of our common stock was $16.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement and beginning on page 18 of our Annual Report on Form 10-K for the year ended December  31, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the Securities and Exchange Commission and which we incorporate into this prospectus supplement by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2011.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus supplement and the accompanying prospectus do not constitute an offer to sell of the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. This prospectus supplement describes the shares of our common stock that the selling stockholders may resell under circumstances where we issue shares of common stock to the selling stockholders upon the exchange of the 2007 debentures. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, all references in this prospectus supplement to “we,” “us,” and “our” are to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together, including their consolidated subsidiaries. References to “Host” are to Host Hotels & Resorts, Inc., a Maryland corporation, and references to “Host L.P.” are to Host Hotels & Resorts, L.P., a Delaware limited partnership (and its consolidated subsidiaries), in cases where it is important to distinguish between Host and Host L.P.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein contain certain “forward-looking” statements that relate to our future performance and plans, results of operations, capital expenditures, acquisitions, divestitures and operating costs, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act. Because these forward-looking statements involve numerous known and unknown risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. Forward-looking statements are based on management’s beliefs, assumptions made by, and information currently available to management that may be incorrect or imprecise and we may not be able to realize them. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

national and local economic and business conditions, including the impact of the changing economic environment on overall lodging demand as well as the potential for terrorist attacks and the impact of natural disasters and weather, that will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•	the effect of global travel on lodging demand due to the current unrest in the Middle East, as well as rising crude prices;

•	risks associated with the level of our indebtedness, including our ability to meet covenants in our debt agreements, obtain financing and consummate refinancings in the future;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements;

•	the effect of anticipated renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs;

•	costs associated with litigation judgments or settlements;

•

the ability of Host and each of the real estate investment trust, or REIT, entities acquired, established or to be established by Host to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, Host L.P.’s ability to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes and Host’s ability and the ability of its subsidiaries, and similar entities to be acquired or established by Host, to operate effectively within the limitations imposed by these rules;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends resulting from restrictive covenants contained in our debt agreements, which limit the amount of distributions from Host L.P. to Host, and other risks relating to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses; and

•

our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties on commercially reasonable terms.

S-iii

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or, the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, such as our outlook for the remainder of 2011, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

S-iv

THE COMPANY

Host is a Maryland corporation and operates as a self-managed and self-administered REIT. We own our properties and conduct our operations through Host L.P., of which we are the sole general partner and in which we hold approximately 98.4% of the partnership interests.

As of June 9, 2011, our lodging portfolio in the United States consisted of 106 hotels, primarily luxury and upper upscale properties, with approximately 61,100 rooms. Our U.S. portfolio is geographically diverse with hotels in most of the major metropolitan areas in 25 states and in Washington, D.C. We also own 17 hotels with approximately 4,600 rooms outside of the U.S. in Australia, Brazil, Canada, Chile, England, Mexico and New Zealand. Additionally, we also own a 32.1% interest in a European joint venture that owns 11 luxury and upper upscale hotels with approximately 3,500 rooms located in cities in Belgium, England, Italy, Poland, the Netherlands, and Spain. We are the general partner of the joint venture and act as asset manager for these hotels. We also own a 25% interest in an Asian joint venture that currently owns no hotels, but is in the process of acquiring a 36% interest in a joint venture to develop seven properties in India with Accor S.A. and InterGlobe Enterprises Limited.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement.

RISK FACTORS

Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2010, our discussion of material federal income tax considerations applicable to us and holders of our common stock incorporated by reference from our Form 8-K dated February 24, 2011 and any subsequently filed periodic reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in our common stock is suitable for you.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of the common stock covered by this prospectus supplement. We will pay certain costs and expenses incurred in connection with the sale of the common stock covered by this prospectus supplement, excluding any brokerage fees and commission and share transfer and other taxes attributable to the sale of the common stock, which will be paid by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our charter provides that we may issue up to 1,050,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. As of May 31, 2011 the following shares of our stock are outstanding:

•	687,765,687 shares of common stock; and

•	no shares of preferred stock.

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus, when issued, will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Subject to our charter restrictions on transfer and ownership of our stock (see “Description of Capital Stock—Restrictions on Transfer and Ownership” in the accompanying prospectus), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer and ownership of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally does not provide for a lesser percentage in these situations except that our charter may be amended by the affirmative vote of holders of not less than a majority of all votes entitled to be cast (other than those amendments specifically identified in the charter as requiring the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast). Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. See also “Description of Capital Stock—Restrictions on Transfer and Ownership” and “Description of Capital Stock—Certain Provisions of Maryland Law and of Our Charter and Bylaws” in the accompanying prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

The 2007 debentures were originally issued by Host L.P., our operating partnership, and sold by the initial purchasers of the 2007 debentures in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Currently there is outstanding $525,601,000 aggregate principal amount of the 2007 debentures. Under certain circumstances, we may issue shares of our common stock upon the exchange of the 2007 debentures. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling stockholders, may use this prospectus supplement and the accompanying prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the 2007 debentures. Information about selling stockholders is set forth in this prospectus, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of June 9, 2011, with respect to the selling stockholders and the maximum number of shares of our common stock that we expect could become beneficially owned by each selling stockholder should we issue shares of our common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange of the 2007 debentures. The information is based on information provided by or on behalf of the selling stockholders. Solely for purposes of determining the number of shares covered by this registration statement, the number of shares of our common stock issuable upon the exchange of the 2007 debentures shown in the table below is based upon the exchange of the full principal amount of 2007 debentures held by each selling stockholder at the current exchange rate of 32.0239 shares of our common stock per $1,000 principal amount of 2007 debentures. However, due to the exchange settlement provisions of the 2007 debentures, the greatest number of shares of our common stock that we may actually issue upon any exchanges of 2007 debentures is a number of shares having an aggregate value equal to the difference between the aggregate exchange value and the aggregate principal amount of 2007 debentures exchanged. In other words, shares issuable upon exchange of the debentures can only have a value equal to the net amount (as defined in the debentures) and not the principal amount. The return of the principal amount in shares was assumed solely for purposes of determining the shares registered under this registration statement. The exchange rate on the 2007 debentures is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon the exchange of the 2007 debentures may increase or decrease from time to time. The percent of shares of common stock beneficially owned following the exchange is based on 687,765,687 shares of common stock outstanding as of May 31, 2011.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus supplement and the accompanying prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their 2007 debentures since the date as of which such information was provided to us.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in subsequent prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Total # of shares beneficially owned (1)	Number of Shares being Offered for Resale (2),(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund, Forum Funds Trust	3,202	3,202	*
Accident Fund Insurance Company of America	12,169	12,169	*
Admiral Flagship Master Fund, LTD	160,120	160,120	*
Advent Claymore Global Convertible Securities and Income Fund	120,154	120,154	*
Advent Convertible Arbitrage Master	282,867	282,867	*
Advent Enhanced Phoenix	224,167	224,167	*
Agamas Continuum Masterfund, Ltd.	176,131	176,131	*
AK Steel Master Pension Trust	13,290	13,290	*
Alabama Children’s Hospital Foundation	5,124	5,124	*
Alcon Laboratories	9,287	9,287	*
Alexandra Global Master Fund Ltd.	160,120	160,120	*
Amerisure Mutual Insurance Company	1,121	1,121	*
Amphenol Corporation Master Retirement Trust	2,082	2,082	*
Anne Arundel County	5,764	5,764	*
Arlington County Employees’ Retirement System	9,543	9,543	*
Ascension Health, Health System Depository	14,091	14,091	*
Ascension Health, Master Pension Trust	7,526	7,526	*
Attorney’s Title Insurance Fund	3,683	3,683	*
Automotive Industries Pension Trust Fund	4,804	4,804	*
AVK (Advent Claymore) Fund	224,327	224,327	*
Basso Fund Ltd.	4,483	4,483	*
Basso Holdings Ltd	59,084	59,084	*
Basso Multi-Strategy Holding Fund Ltd.	13,290	13,290	*
BCBSM Pension Plan	43,232	43,232	*
Black Diamond Convertible Offshore LDC	32,024	32,024	*
Black Diamond Offshore Ltd.	14,091	14,091	*
Blue Cross Blue Shield Natl Emp Ben Committee	10,088	10,088	*
Blue Cross Blue Shield of Michigan	15,371	15,371	*

BMO Nesbitt Burns Inc.	80,060	80,060	*
Boilermakers—Blacksmith Pension Trust	39,069	39,069	*
British Virgin Islands Social Security Board	3,074	3,074	*
Bunting Family III, LLC—capital Appreciation Convertibles	3,202	3,202	*
California Healthcare Foundation	10,536	10,536	*
Campbell Soup Company	18,094	18,094	*
Canyon Capital Arbitrage Master Fund, Ltd.	1,354,451	1,354,451	*
Canyon Value Realization Fund, L.P.	512,382	512,382	*
Canyon Value Realization MAC 18 Ltd.	95,912	95,912	*
CAS—HY (IFS—DTC 355)	44,833	44,833	*
CC Arbitrage, Ltd.	160,120	160,120	*
Central Pension Fund—Int’l Union of Operating Engineers	127,295	127,295	*
CGCM High Yield Investments—Penn Capital Management	6,405	6,405	*
Children’s Medical Center	9,447	9,447	*
Citigroup Global Markets Inc.†	24,114	24,114	*
Colcom Foundation	2,402	2,402	*
Columbia Convertible Securities Fund	128,096	128,096	*
Commissioners of the Land Office	52,839	52,839	*
Construction Industry and Laborers Pension Fund	3,523	3,523	*
CQS Convertible and Quantitative Strategies Master Fund Limited	160,120	160,120	*
Credit Industriel et Commercial	3,218,402	3,218,402	*
Credit Suisse Europe Ltd.†	256,191	256,191	*
Credit Suisse Securities LLC (USA)†	163,962	163,962	*
Dallas Police and Fire Pension System	32,184	32,184	*
Dartmouth-Hitchcock Pension Group Trust	2,562	2,562	*
DBAG London†	1,969,470	1,969,470	*
Denver Area Meat Cutters and Employers	1,601	1,601	*
Deutsche Bank Sec. Inc.†	206,554	206,554	*
Deutsche Postbank AG—Securities†	12,810	12,810	*
Double Black Diamond Offshore LDC	114,005	114,005	*

Dunham High Yield Mutual Fund	6,565	6,565	*
ELCA—Social Purpose—High Yield	3,202	3,202	*
ELCA—Unscreened—High Yield	22,417	22,417	*
Five Sticks, LP	3,202	3,202	*
Florida Power & Light	40,030	40,030	*
Fore Convertible Master Fund, Ltd.	1,473	1,473	*
Fore ERISA Fund Ltd.	128	128	*
FPL Group Employees Pension Plan	19,054	19,054	*
GCOF—HY (IFS—DTC 355)	14,411	14,411	*
General Motors Co. Trust (GMIMCO)	24,626	24,626	*
Georgetown University	7,173	7,173	*
Gettysburg College	320	320	*
Governing Board Employees’ Benefit Plan of the City of Detroit	512	512	*
Grady Hospital	2,562	2,562	*
Halliburton High Yield	17,293	17,293	*
Healthcare Georgia Foundation	2,466	2,466	*
HFR CA Opportunity Master Trust	9,575	9,575	*
HFR RV Performance Master Trust	41,372	25,619	*
Highbridge Convertible Arbitrage Master Fund LP	48,036	48,036	*
Highbridge International LLC	352,263	352,263	*
Houston Firefighters Relief and Retirement Fund B	60,525	60,525	*
Houston Municipal Employees Pension System	20,495	20,495	*
IAM National Pension Fund High Yield	13,610	13,610	*
IBM Personal Pension Plan Trust	19,214	19,214	*
Illinois State Board of Investment	46,275	46,275	*
Independence Blue Cross	14,026	14,026	*
Indiana Area UFCW Local 700 Pension Plan	1,121	1,121	*
Indianapolis Power and Light Company	2,082	2,082	*
ING Investors Trust—ING T. Rowe Price Capital Appreciation Portfolio†	495,186	495,186	*
Institutional Benchmark Series (Master Feeder) Ltd.	30,038	30,038	*

Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust	26,420	26,420	*
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	13,610	13,610	*
Japan Trustee Services Bank, Ltd A/C 46673-6037	5,124	5,124	*
John Hancock Funds II—Spectrum Income High Yield	15,211	15,211	*
John Hancock Trust—Capital Appreciation Value Trust	66,482	66,482	*
John Hancock Trust—Spectrum Income High Yield	18,414	18,414	*
Kayne Anderson Capital Income Fund Ltd	51,238	51,238	*
Kayne Anderson Capital Income Partners (QP), LP	166,524	166,524	*
Kayne Anderson Income Partners, LP	18,873	12,810	*
KBR Employee Benefit Master Trust High Yield	8,486	8,486	*
KeySpan Foundation	2,562	2,562	*
KeySpan Insurance Company	6,565	6,565	*
Knollwood Investment Partnership Capital Appreciation Conv.	3,395	3,395	*
Kodak Retirement Income Plan Committee—HY	4,643	4,643	*
Lehigh University	2,722	2,722	*
Loomis Sayles MultiSector Full Discretion Trust	39,389	39,389	*
Lord Abbett Investment Trust—LA Convertible Fund	162,201	162,201	*
Los Angeles County	5,604	5,604	*
Louisiana CCRF	16,973	16,973	*
LS Bond Fund	849,594	849,594	*
LS Fixed Income Fund	45,794	45,794	*
LS High Income Opportunities Fund	12,970	12,970	*
LS Institutional High Income Fund	29,462	29,462	*
LS Strategic Income Fund	624,882	624,882	*
Lucent Technologies, Inc.—Master Pension Trust	22,417	22,417	*
Lyxor/Advent Convertible Arbitrage Fund Ltd.	4,900	4,900	*
Lyxor/Canyon Capital Arbitrage Fund Ltd.	589,880	589,880	*
Lyxor/Canyon Value Realization Fund, Ltd.	133,380	133,380	*
Lyxor/Master Trust Fund	5,060	5,060	*

Magnetar Capital Master Fund, Ltd.	480,359	480,359	*
Maritime Association—I.L.A. Pension Fund	3,363	3,363	*
Massachusetts Global, Ltd.	1,121	1,121	*
Maxim Loomis Sayles Bond Portfolio	29,942	29,942	*
Mellon Bank NA Employee Benefit Fund†	25,619	25,619	*
Meriter Health Services, Inc.	1,121	1,121	*
Metropolitan St. Louis Sewer District	801	801	*
Michigan Education Financial Service Retirement Plan	1,601	1,601	*
Michigan Laborers’ Pension Fund	5,284	5,284	*
Milwaukee County Employees’ Retirement System B	25,939	25,939	*
Minnesota Laborers Health and Welfare Fund	2,562	2,562	*
Minnesota Laborers Pension Fund	10,088	10,088	*
Mohican VCA Master Fund, Ltd.	32,024	32,024	*
Montgomery County Employees’ Retirement System	16,492	16,492	*
National Fuel & Gas Company Retirement Plan	20,015	20,015	*
Natixis Loomis Sayles Institutional High Income Fund	40,190	40,190	*
Nebraska Investment Council Endowment Plan	2,242	2,242	*
Nebraska Investment Council Retirement Plan	15,211	15,211	*
New Jersey Carpenters Pension Fund	7,526	7,526	*
New York City Board of Educational Retirement System	17,933	17,933	*
New York City Employees Retirement System	37,276	37,276	*
New York City Employee’s Retirement System	55,241	55,241	*
New York City Fire Department Pension Fund	9,767	9,767	*
New York City Fire Dept Pension Fund, Sub-Chapter 2	14,411	14,411	*
New York City Police Department Pension Fund	50,438	50,438	*
New York City Police Officers—VSF	7,526	7,526	*
New York City Police Pension Fund	20,079	20,079	*
New York City Police Pension Fund, Sub-Chapter 2	29,622	29,622	*
New York City Police Superior Officers—VSF	7,526	7,526	*
New York City Teachers Retirement System	26,099	26,099	*

North Dakota State Investment Board	17,133	17,133	*
NYC Employees Retirement System	74,616	74,616	*
NYC Fire Department Pension Fund	19,503	19,503	*
NYC Police Pension Fund	40,190	40,190	*
NYC Teachers Retirement System	51,687	51,687	*
NYC Teacher’s Variable Annuity Fund	57,643	57,643	*
Occidental Life Insurance Co.	32,024	32,024	*
Occidental Petroleum	6,181	6,181	*
Ohio Police and Fire Pension Fund	18,574	18,574	*
Old Lane Cayman Master Fund LP	1,087,404	1,087,404	*
Old Lane GMA Master Fund LP	170,880	170,880	*
Old Lane HMA Master Fund LP	345,602	345,602	*
Old Lane U.S. Master Fund LP	870,538	870,538	*
Olin Pension Plan Master Retirement Trust	9,767	9,767	*
Orange County Employees Retirement System	70,933	70,933	*
OZ Special Funding (OZM D) LP	80,060	80,060	*
Papaver Inc	2,402	2,402	*
Partners HealthCare High Yield	2,882	2,882	*
Partners HealthCare System Inc Pension Fund High Yield	5,444	5,444	*
Partners HealthCare System Inc Pooled Invest Acct—LT	4,483	4,483	*
Penn Series—High Yield Bond Fund	6,405	6,405	*
Penn Series Flexibly Managed Fund	165,019	165,019	*
Pension, Hospitalization Benefit Plan	24,018	24,018	*
PensionDanmark Invest Global High Yield	10,408	10,408	*
PFA Invest Global High Yield	36,827	36,827	*
Philadelphia Board of Pensions—Convertible	25,619	25,619	*
PIMCO Convertible Fund	19,214	19,214	*
PIMCO GIS High Yield Bond Fund	8,807	8,807	*
PIMCO Global High Yield Strategy Fund	60,845	60,845	*
PIMCO High Yield Fund	50,438	50,438	*

Platinum Grove Contingent Capital Master Fund	720,538	720,538	*
Police & Fire Retirement System of the City of Detroit	10,344	10,344	*
Pollux Global, Ltd.	1,281	1,281	*
Polygon Global Opportunities Master Fund	160,120	160,120	*
Premera Blue Cross	1,761	1,761	*
Priests of the Sacred Heart	160	160	*
Prince Georges County Maryland	4,323	4,323	*
Pro-Mutual	16,877	16,877	*
PVIT High Yield Portfolio	3,202	3,202	*
Raytheon Phoenix	19,759	19,759	*
Red Brick Capital Fat Tail Fund	480,359	480,359	*
Red Brick Capital Master Fund, LTD	1,232,920	1,232,920	*
Red River HYPi, LP	73,655	73,655	*
Retirement Board of Allegheny County	1,761	1,761	*
Retirement Plan For Employees of ONEOK, Inc. and Subsidiaries—Penn Capital Mgmt.	5,764	5,764	*
Rocky Mountain UFCW	5,124	5,124	*
Royal Bank of Canada	256,191	256,191	*
S.A.C. Arbitrage Fund, LLC	32,024	32,024	*
Sage Capital Management, LLC	41,631	41,631	*
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd.	1,120,837	1,120,837	*
San Francisco City & County ERS	26,452	26,452	*
Seattle City Employees Retirement System	3,042	3,042	*
Sheet Metal Workers National Pension Fund	4,483	4,483	*
Sheet Metal Workers Pension FD	4,483	4,483	*
Siemens Sayinos Plan	19,855	19,855	*
Silvercreek II Limited	80,060	80,060	*
Silvercreek Limited Partnership	192,143	192,143	*
Singapore Labour Foundation	801	801	*
Sisters of Charity of the Blessed Virgin Mary	801	801	*
Sony Pension Fund	7,205	7,205	*

Stationary Engineers Local 39	2,562	2,562	*
Stonebridge Life Insurance	32,024	32,024	*
Swiss Re Financial Products Corporation	105,672	96,072	*
T. Rowe Price Capital Appreciation Fund	1,368,157	1,368,157	*
T. Rowe Price Capital Appreciation Trust	11,593	11,593	*
T. Rowe Price Fixed Income Trust High Yield	1,601	1,601	*
T. Rowe Price Funds SICAV—Global High Yield Bond Fund	76,057	76,057	*
T. Rowe Price High Yield Fund, Inc.	486,763	486,763	*
T. Rowe Price Institutional High Yield Fund	70,869	70,869	*
T. Rowe Price Strategic Income Fund	4,579	4,579	*
Teachers’ Retirement System for the City of New York	38,429	38,429	*
Teachers’ Retirement System of the City of New York	36,827	36,827	*
Teledyne Technologies Incorporated Pension Plan	1,441	1,441	*
The Advent Convertible Master Fund LP	252,861	252,861	*
The Canyon Value Realization Fund (Cayman), Ltd.	1,316,983	1,316,983	*
The Children’s Hospital Corporation Pension Plan	1,601	1,601	*
The City University of New York	2,658	2,658	*
The Detroit Medical Center Consolidated Pension Plan	961	961	*
The Doctors Company Insurance Group	31,223	31,223	*
The Global Convertible Opportunities Fund Limited	96,072	96,072	*
The J.A. and Kathryn Albertson Foundation, Inc.	1,441	1,441	*
The Local Government Pensions Institution	79,579	79,579	*
The New America High Income Fund	2,402	2,402	*
The Police & Fire Retirement System	3,523	3,523	*
The Public Institution for Social Security	95,271	95,271	*
The Van Andel Fund, Inc.	640	640	*
Total Pine Elf Finance USA, Inc.	11,208	11,208	*
Transamerica Life Insurance and Annuity Corp.	128,096	128,096	*
TRP Invest—Global High Yield	30,423	30,423	*
Trustmark	6,629	6,629	*

U.S. Province of the Priests	640	640	*
U.S. Retirement Trust	28,021	28,021	*
UBS Securities LLC†	185,739	185,739	*
United Mine Workers of America Health and Retirement Funds	49,477	49,477	*
US Bank FBO Essential Health Systems	12,489	12,489	*
VA Capital, LLC	801	801	*
Value Line Convertible Fund, Inc.	3,202	3,202	*
Vermont Mutual Insurance Company	4,804	4,804	*
Vicis Capital Master Fund	192,143	192,143	*
Wachovia Capital Markets LLC†	64,048	64,048	*
Watch Tower Bible and Tract Society of Pennsylvania	4,483	4,483	*
Wege Charitable Remainder Trust	1,121	1,121	*
Wells Fargo†	640,478	640,478	*
Woodlawn Cemetery	640	640	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		29,072,705

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 32.0239 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus supplement and accompanying prospectus.
(3)	Amounts are in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Exchange Act, using 687,765,687 shares outstanding on May 31, 2011. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell our common stock issuable upon exchange of the 2007 debentures directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling stockholders of derivative securities);

•	through the settlement of short sales; or

•	any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with sales of the common stock or otherwise, the selling stockholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of our common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “HST.”

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any broker-dealers or agents that participate in the sale of our common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of our common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders.

A selling stockholder may decide not to sell any of our common stock described in this prospectus . We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of our common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus supplement.

With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock issuable upon exchange of the 2007 debentures to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

Certain matters of Maryland law will be passed on for us by Venable LLP, Baltimore, Maryland and certain tax matters related to our qualification as a REIT will be passed on for us by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements and schedule of Host Hotels & Resorts, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and the consolidated financial statements and schedule of Host Hotels & Resorts, L.P. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (in each case, other than information in such documents that is deemed not to be filed):

•

the Combined Annual Report of Host and Host L.P. on Form 10-K for the fiscal year ended December 31, 2010 (including information specifically incorporated by reference therein from Host’s Proxy Statement for its 2011 Annual Meeting);

•	the Combined Quarterly Report of Host and Host L.P. on Form 10-Q for the quarter ended March 25, 2011;

•	the Combined Current Reports of Host and Host L.P. on Form 8-K filed on May 5, 2011, May 6, 2011, May 12, 2011, May 19, 2011, May 31, 2011 and June 10, 2011;

•	the Current Reports of Host on Form 8-K filed on February 15, 2011, February 24, 2011, April 15, 2011, April 22, 2011, April 28, 2011, May 2, 2011 and May 18, 2011; and

•	the description of Host’s common stock included in the Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998).

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.hosthotels.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement concerning the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: Secretary

(240) 744-1000.

PROSPECTUS

Host Hotels & Resorts, Inc.

Common Stock, Preferred Stock, Depositary Shares,

Warrants and Subscription Rights

By this prospectus we may offer, from time to time, in one or more series or classes, the following securities:

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	our warrants exercisable for common stock, preferred stock or depositary shares; and

•	subscription rights evidencing the right to purchase any of the above securities.

This prospectus provides you with a general description of the securities we may offer. We may offer the offered securities, separately or together, in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus, which terms will include:

•	in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price;

•	in the case of our depositary shares, the fractional share of preferred shares represented by such depositary share;

•	in the case of our common stock, any initial public offering price; and

•	in the case of warrants to purchase our common shares, the duration, offering price, exercise price and detachability.

Each prospectus supplement may also add, update or change information contained in this prospectus, and will also contain information, where applicable, about the United States Federal income tax considerations of, and any exchange listing of, the securities covered by the prospectus supplement.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, among other purposes, our charter contains certain restrictions relating to the transfer and ownership of our stock, including an ownership limit of 9.8% on our common stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership” beginning on page 4 of this prospectus.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our common stock is traded on the New York Stock Exchange under the symbol “HST.” On April 28, 2010, the last reported sale price of our common stock was $15.99 per share.

Investing in the offered securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and in any prospectus supplement or in the documents incorporated therein is accurate as of any date other than the date of this prospectus or such documents, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” and “our” are to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together, including their consolidated subsidiaries. References to “Host” are to Host Hotels & Resorts, Inc. and references to “Host L.P.” are to Host Hotels & Resorts, L.P., a Delaware limited partnership (and its consolidated subsidiaries), in cases where it is important to distinguish between Host and Host L.P.

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplement or in any document incorporated herein or therein by reference is accurate as of any date other than the date on the front of each document.

You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

i

SUMMARY

The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus including the information set forth under the heading “Risk Factors”, on page 3 of this prospectus.

The Company

Host is a Maryland corporation that operates as a self-managed and self-administered real estate investment trust, or REIT. We own our properties and conduct our operations through Host L.P., of which we are the sole general partner and in which we hold approximately 98% of the partnership interests as of April 28, 2010.

As of April 28, 2010, our lodging portfolio consisted of 110 luxury and upper-upscale hotels containing approximately 61,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile. We own a 32.1% interest in a European joint venture that owns 11 luxury and upper-upscale hotels containing approximately 3,500 rooms located in cities in Italy, Spain, Poland, Belgium, The Netherlands and the United Kingdom. We are the general partner of the venture and act as the asset manager for these hotels, as well as an additional 440-room property in Paris, France, in exchange for a fee. We also own a 25% interest in an Asian joint venture that currently owns no hotels. However, we currently act as the asset manager for two hotels totaling 1,001 rooms located in Tokyo, Japan and Sydney, Australia.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov) and on our website (http://www.hosthotels.com). You can also inspect reports and other information we file with the SEC at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3, of which this prospectus forms a part, and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and our common stock. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC may update and supersede the information in this prospectus and the information we incorporated by reference. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (in each case, other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including information specifically incorporated by reference therein from our Proxy Statement for our 2010 Annual Meeting);

•	Current Reports on Form 8-K filed on February 17, 2010, March 5, 2010 and April 28, 2010;

•	Description of our common stock included in Registration Statement on Form 8-A of HMC Merger Corporation, filed November 18, 1998, as amended on December 28, 1998.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817, telephone: (240) 744-1000.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein contain certain “forward-looking” statements that relate to our future performance and plans, results of operations, capital expenditures, acquisitions, divestitures and operating costs, which are made pursuant to the safe-harbor provisions of Section 21E of the Exchange Act and Section 27A of the Securities Act. Because these forward-looking statements involve numerous known and unknown risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. Forward-looking statements are based on management’s beliefs, assumptions made by, and information currently available to, management that may be incorrect or imprecise and we may not be able to realize them. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

national and local economic and business conditions, including the continued negative impact of the current economic environment on overall lodging demand, as well as the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements, particularly in the current economic environment;

•	relationships with property managers and joint venture partners;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

•	our ability to complete acquisitions and dispositions and the impact of such transactions;

•

our ability to continue to satisfy complex rules in order for us to qualify as a real estate investment trust, or REIT, for federal income tax purposes and other risks and uncertainties associated with our business described in our filings with the SEC;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host, and other risks related to restricting covenants in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses; and

•

our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties on commercially reasonable terms.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

RISK FACTORS

You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, including the discussion of material federal income tax considerations applicable to us and holders of our common stock incorporated by reference from our Form 8-K dated March 5, 2010, as the same may be updated from time to time by our future filings under the Exchange Act.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by Host to Host L.P. Unless otherwise indicated in the applicable prospectus supplement, Host L.P. intends to use any net proceeds from the sale of offered securities for the development or acquisition of particular hotel properties as opportunities arise, capital expenditures, the repayment or repurchase of our indebtedness and our capital stock outstanding at such time, working capital and for general corporate purposes.

When a particular class or series of securities is offered, the related prospectus supplement will set forth the intended use for the net proceeds received from the sale of such offered securities. Pending the application of the net proceeds, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends on a historical basis for the periods indicated (in millions, except ratio amounts):

	Year ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred stock dividends	—	1.8	2.0	1.6	1.2
Deficiency of earnings to fixed charges and preferred stock dividends	$(262)	$—	$—	$—	$—

DESCRIPTION OF CAPITAL STOCK

General

Our charter provides that we may issue up to 1,050,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Of the 50,000,000 shares of preferred stock, 8,000,000 shares have been classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock. As of April 28, 2010, the following shares of our stock are outstanding:

•	common stock – 657,484,591 shares; and

•	8 7/8% Class E Cumulative Redeemable Preferred Stock – 4,034,300 shares

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to this prospectus and any applicable supplement, when issued, will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our Board of Directors out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Subject to our charter restrictions on transfer and ownership of our stock (see “Restrictions on Transfer and Ownership”), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer and ownership of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations except that our charter may be amended by the affirmative vote of holders of not less than a majority of all votes entitled to be cast (other than those amendments specifically identified in the charter as requiring the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast). Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

Our charter originally authorized the Board of Directors to issue 50,000,000 shares of preferred stock. As of April 28, 2010, there is outstanding 4,034,300 shares of 8 7/8% Class E Cumulative Redeemable Preferred Stock (which are referred to as the “Class E preferred stock”). Holders of the Class E preferred stock are entitled to receive, when and if authorized by our board of directors, cumulative cash dividends at the rate of 8 7/8% per annum of the $25.00 per share liquidation preference, which are payable quarterly in arrears. We have the option to redeem the Class E preferred stock for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The preferred stock ranks senior to the common stock. The preferred stockholders may vote only in limited circumstances as described in our charter. Under the terms of the Class E preferred stock, we are not permitted to pay dividends on our common stock unless cumulative dividends have been paid (or funds for payment have been set aside for payment) on such class of preferred stock for all past dividend periods. The amount of aggregate dividends that accrue on the Class E preferred stock each quarter is approximately $2.2 million.

The Board of Directors has the power to classify or reclassify any unissued preferred shares into one or more classes or series of capital stock, including common stock.

Restrictions on Transfer and Ownership

For Host to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities:

•	during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made or

•	during a proportionate part of a shorter taxable year.

In addition, if Host, or one or more owners of 10% or more of Host, actually or constructively owns 10% or more of a tenant of Host or a tenant of any partnership in which Host is a partner, the rent received by Host either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” under the Internal Revenue Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Because the Board of Directors believes it is desirable for Host to qualify as a REIT, among other purposes, the charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than:

•	9.8% of the lesser of the number or value of shares of common stock outstanding or

•	9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of Host’s stock.

The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedy provision under the ownership limit. The Board of Directors may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied, based upon an opinion of counsel or such other evidence as is satisfactory to the Board of Directors in its sole discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules, and

•

will not otherwise jeopardize Host’s status as a REIT by, for example, causing any tenant of the Operating Partnership to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, the Board of Directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host.

The Board of Directors has the authority to increase the ownership limit from time to time, but does not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the outstanding capital stock.

The charter further prohibits:

•

any person from actually or constructively owning shares of beneficial interest of Host that would result in Host being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Host to fail to qualify as a REIT and

•	any person from transferring shares of Host’s capital stock if such transfer would result in shares of Host’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host’s capital stock that will or may violate any of the foregoing restrictions on transfer and ownership is required to give notice immediately to Host and provide Host with such other information as Host may request in order to determine the effect of such transfer on Host’s status as a REIT.

If any purported transfer of shares of Host’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and

•	the Prohibited Transferee shall acquire no right or interest in such excess shares and

•

in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host and be unaffiliated with Host and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person or entity who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host that the shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host’s stock held in the trust shall be deemed to have been offered for sale to Host, or its designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and the market value of the shares on the date Host, or its designee, accepts the offer. Host will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transfer and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Host to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on transfer and ownership is no longer required for Host to qualify as a REIT.

All certificates representing shares of Host’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or some other percentage between  1/2 of 1% and 5% as provided in the rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding shares of Host’s capital stock must give a written notice to Host within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host in writing such information with respect to the direct, indirect and constructive ownership of shares of Host’s capital stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium for our stockholders over the then prevailing market price or otherwise be in their best interest.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following description of certain provisions of Maryland law and of our charter and Bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our Bylaws. We have filed our charter and Bylaws as exhibits to this registration statement.

Election of the Board of Directors

Our charter provides that the number of our directors may be established by the Board of Directors but may not be fewer than three nor more than thirteen. Our Bylaws provide that each director shall be elected by a majority of the total votes cast for and against each director in an uncontested election. Directors are elected by a plurality vote in any contested elections.

Removal of Directors; Vacancies

Our charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on the Board may be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions in our charter inconsistent with the foregoing director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of Host to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Board of Directors has not opted out of the business combinations provisions of the Maryland General Corporation Law and Host is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host; however, as permitted under Maryland law, Host’s Board of Directors may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Charter and Bylaws

Our charter may be amended by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on removal of directors and filling vacancies, restrictions on transfer and ownership of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

As permitted under the Maryland General Corporation Law, the charter and Bylaws of Host provide that the directors have the exclusive right to amend the Bylaws. Amendment of this provision in the charter also would require Board action and the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of Host must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) by or at the direction of the Board of Directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in connection with a proposal to remove directors, each in compliance with the Bylaws, and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election, or (iii) provided that the special meeting has been called in accordance with the Bylaws, by any stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the Board, (b) vest in the Board the exclusive power to fix the number of directorships and (c) require to call a special meeting of stockholders, unless called by our president or the Board, the request of holders of a majority of the votes entitled to be cast at the special meeting. As of the date of this prospectus, our Board has not made any election to be subject to any provisions of Subtitle 8.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions of Maryland law, the provisions of our charter on removal of directors, the share transfer and ownership restrictions in the charter and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Host that might involve a premium price for holders of common stock or otherwise be in their best interest.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among Host and the depositary named therein. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by Host to the depositary, we will cause the depositary to issue, on behalf of Host, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Host upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary shares owned by those holders, subject to the obligations of the holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to the obligations of holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Host, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon the holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the surrendered depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by such depositary shares as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever Host redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided Host shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by Host.

From and after the date fixed for redemption, all dividends on the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and Host will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from gross negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of Host, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into common stock or any other securities or property of Host. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct Host to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of Host or other shares of stock, and Host has agreed that upon receipt of the instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, an amount will be paid in cash by Host equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Host and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by Host upon not less than 30 days prior written notice to the depositary if (1) the holders of a majority of the depository shares representing each class or series of preferred stock affected by such termination consents to the termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt; or (2) the termination is necessary to preserve our status as a REIT. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed,

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of Host and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or

•	each share of the related preferred stock shall have been converted into securities of Host not so represented by depositary shares.

Charges of Preferred Stock Depositary

Host will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Host will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Host notice of its election to do so, and Host may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from Host which are received by the depositary with respect to the related preferred stock.

Neither the depositary nor Host will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of Host and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. Host and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. Host and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Host, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from Host.

DESCRIPTION OF WARRANTS

General

Host may issue warrants to purchase preferred stock, depositary shares or common stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such offered securities. The warrants are to be issued under warrant agreements to be entered into between Host and a bank or trust company, as warrant agent, as specified in the prospectus supplement relating to the warrants being offered pursuant thereto. The warrant agent will act solely as an agent of Host in connection with the warrants of such class or series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms of warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the securities for which such warrants are exercisable;

•	the price or prices at which such warrants will be issued;

•	the number of such warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of such warrants or the exercise price of such warrants;

•	if applicable, the date on and after which such warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such warrants;

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence, and the date on which such right shall expire; and

•	the maximum or minimum number of such warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash such amount of shares of preferred stock, shares of common stock or depositary shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Host will, as soon as practicable, forward the shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

Host may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, Host may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in such subscription rights offering set by Host.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire;

•	the extent to which such subscription rights includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement entered into by Host in connection with the subscription rights offering.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of preferred stock, depository shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, Host will, as soon as practicable, forward the shares of preferred stock or common stock, depository shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, Host may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, the offered securities may be issued by us as a dividend or distribution.

The distribution of the offered securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited directly by us. Offers to purchase offered securities may also be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the offered securities are also being sold to underwriters, we shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Hogan & Hartson LLP, Washington, D.C., will pass upon certain tax matters relating to Host’s qualification as a REIT for us. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Host Hotels & Resorts, Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

16,831,794 Shares

Host Hotels & Resorts, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

June 10, 2011